Form Of

                                CREDIT AGREEMENT

                         INVESTORS BANK & TRUST COMPANY
                                       and
                            BULL & BEAR FUNDS I, INC.
                           BULL & BEAR FUNDS II, INC.
                         BULL & BEAR GOLD INVESTORS LTD.
                     BULL & BEAR MUNICIPAL SECURITIES, INC.
                   BULL & BEAR SPECIAL EQUITIES FUND, INC. and
                                MIDAS FUND, INC.

                      $20,000,000 REVOLVING CREDIT FACILITY


                                  April 3, 1996









                                TABLE OF CONTENTS


                                                                       Page

ARTICLE I.  THE CREDIT FACILITY

         1.01     The Credit Facility                                         1
         1.02     Availability                                                3
         1.03     Charges Against Accounts                                    3
         1.04     Payments                                                    3
         1.05     Payment on Non-Business Days                                3
         1.06     Net Payments                                                3
         1.07     Additional Amounts Payable                                  3
         1.08     Source of Repayment; Payment of Fees and Other Charge       4

ARTICLE II.  CONDITIONS

         2.01     Conditions to Closing                                       5
         2.02     Conditions of Making Loans                                  6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES

         3.01     Organization                                                7
         3.02     Authority                                                   7
         3.03     Approvals                                                   8
         3.04     Valid Obligations                                           8
         3.05     Assets                                                      8
         3.06     Claims                                                      8
         3.07     Financial Statements                                        9
         3.08     Taxes                                                       9
         3.09     Investment Company                                          9
         3.10     Margin Stock                                               10
         3.11     Representations Accurate                                   10



         4.01     Affirmative Covenants Other Than

         4.02     Negative Covenants                                         11
         4.03     Reporting Requirements                                     13

ARTICLE V.  EVENTS OF DEFAULT; REMEDIES

         5.01     Events of Default                                          15






         5.02     Remedies                                                   16
         5.03     Set-off                                                    17

ARTICLE VI.  MISCELLANEOUS

         6.01     Right to Cure                                17
         6.02     Waivers                                      17
         6.03     Delays                                       17
         6.04     Notices                                      17
         6.05     Captions                                     18
         6.06     Jurisdiction                                 18
         6.07     Execution                                    18
         6.08     Governing Law                                18
         6.09     Fees                                         18
         6.10     Binding Nature                               18
         6.11     Severability                                 18
         6.12     Under Seal                                   19

ARTICLE VII.  DEFINITIONS

         7.01     Definitions                                  19
         7.02     Use of Defined Terms                         20
         7.03     Accounting Terms                             20

Exhibits

         Exhibit A        Form of Note
         Exhibit B        Form of Borrowing Notice
         Exhibit C        Designation of Portfolios

Schedules

         Schedule A       Additional Disclosure and Covenants








      This Credit Agreement (the "Agreement") is made as of April 3, 1996 between Investors Bank & Trust Company, a Massachusetts trust company (the "Bank"), and each of Bull & Bear Funds I, Inc., Bull & Bear Funds II, Inc., Bull & Bear Gold Investors Ltd., Bull & Bear Municipal Securities, Inc., Bull & Bear Special Equities Fund, Inc. and Midas Fund, Inc., each a Maryland corporation with its principal office at 11 Hanover Square, New York, NY 10005 (each a "Borrower" and collectively the "Borrowers").


      WHEREAS, the Borrowers have requested that the Bank provide, and subject to the terms and conditions of this Agreement and of the other agreements and documents referred to herein, the Bank has agreed to provide, to the Borrowers a credit facility (the "Credit Facility") of up to $20,000,000 to provide for the short-term working capital requirements of the Borrowers;

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, in order to induce the Bank to provide the Credit Facility, and intending to be legally bound, hereby severally but not jointly agree with the Bank as follows:

                                    ARTICLE I
                               THE CREDIT FACILITY

1.01.The Credit Facility. The Credit Facility shall consist of a revolving line of credit pursuant to which the Bank may from time to time make Loans to the Borrowers.
               (a) Loans. Subject to the terms and conditions hereinafter set forth, the Bank agrees to make Loans to any or all of the Borrowers and, with respect to Borrowers composed of Portfolios, any and all of the Portfolios at the Principal Office of the Bank on any Business Day prior to the Termination Date, in such amounts as the Borrowers may request; provided, however, that any such requests by the Borrowers or the Portfolios may not exceed the Aggregate Eligible Loan Amount as to all Borrowers and Portfolios and the Eligible Loan Amount as to any Borrower or Portfolio and further provided that the aggregate of all Loans to any or all of the Borrowers outstanding shall at no time exceed the lesser of (a) the Aggregate Eligible Loan Amount; or (b) $20,000,000. Within the foregoing limits, subject to the terms and conditions of this Agreement, any or all of the Borrowers and, with respect to Borrowers composed of Portfolios, any and all of the Portfolios may obtain Loans, repay Loans in whole or in part and obtain Loans again on one or more occasions. The Loans shall be evidenced by the respective Note of each Borrower or Portfolio, dated as of the date hereof. The Borrowers and Portfolios severally but not jointly hereby irrevocably authorize the Bank to make or cause to be made, on a schedule to be attached to the Notes or on the books of the Bank, at or following the time of making each Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrowers and the Portfolios with respect to the principal amount of the Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrowers and the Portfolios hereunder or under the Notes.






               (b) Request for Loans. Each Borrower or Portfolio shall give the Bank telephonic or written notice, specifying the amount and date of each Loan requested, no later than 2:00 p.m. (Boston time) on the Business Day on which the Borrower or Portfolio requests the proceeds of such Loan to be made available by the Bank. Upon receipt from the Bank of a Borrowing Notice prepared by the Bank in connection with such Loan request, the Borrower or Portfolio shall execute such Borrowing Notice and return it promptly to the Bank.

               (c) Repayment of Principal. Each Borrower or Portfolio shall repay in full all Loans and all interest thereon upon the first to occur of (i) the Termination Date; or (ii) an acceleration under Section 5.02(b) following an Event of Default. Each Borrower or Portfolio may prepay, at any time, without penalty, the whole or any portion of any Loans; provided that each such prepayment shall be accompanied by a payment of all interest under the respective Note or Notes accrued but unpaid to the date of prepayment.

               (d) Interest Payments. Each Borrower and Portfolio will pay interest on the principal amount of the aggregate Loans outstanding from time to time, from the date of the initial Loan until payment of all Loans and the Notes in full and the termination of the Credit Facility, such interest to be payable monthly in arrears on the first Business Day of the next month, commencing with May 1, 1996, and on the date of payment of the Loans in full. The rate of interest so payable shall be a floating rate per annum equal to the Federal Funds Rate plus one and three-quarters percent (1.75%) (but in no event in excess of the maximum rate then permitted by applicable law), with a change in such rate of interest to become effective on the same day on which any change in the Federal Funds Rate is effective. Overdue principal and, to the extent permitted by law, overdue interest shall bear interest at a floating rate per annum which at all times shall be five percent (5%) plus the Federal Funds Rate (but in no event in excess of the maximum rate from time to time then permitted by applicable law), compounded monthly and payable on demand, with a change in such rate of interest to become effective on the same day on which any change in the Federal Funds Rate is effective.

               (e) Commitment Fee. The Borrowers and Portfolios shall pay to the Bank an annual commitment fee, in connection with the establishment and maintenance of the Credit Facility at the rate of one-twentieth of one percent (0.05%) per annum on the difference between (i) $20,000,000 and (ii) the average daily amount of Loans outstanding under the Credit Facility, payable quarterly in arrears on the first Business Day of the next calendar quarter.

               (f) Use of Loan Proceeds. The proceeds of each Loan will be used by the Borrowers and Portfolios solely to finance redemptions, purchase and hold investment securities, finance working capital requirements and pay fund expenses.

(g) Reduction or Termination of Credit Facility. The Borrowers and Portfolios shall have the right, at any time for any reason and without penalty, upon no less than ten (10) days' prior written notice to the Bank, to terminate or reduce the amount of the Credit Facility. Any such reduction shall be in the amount of $500,000 or a whole multiple thereof (or, if less, the maximum amount of the Credit Facility) and shall be irrevocable. Each Borrower or Portfolio shall have the right, at any time for any reason and without penalty, upon no less than ten (10) days' prior written notice to the Bank, to terminate its participation in the Credit Facility provided by this Agreement. Upon any such termination of participation by any Borrower or Portfolio, the Bank shall have the right, at any time for any reason and without liability, upon no less than ten (10) days' prior written notice to the Borrowers and the Portfolios, to terminate the Credit Facility.

1.02. Availability. The proceeds of all Loans shall be credited by the Bank to a general deposit account of the respective Borrower or Portfolio with the Bank.

      1.03. Charges Against Accounts. The Bank may charge any deposit account, and, after the occurrence of any Event of Default by a Borrower or Portfolio, any custody, trust or agency account, of such defaulting Borrower or Portfolio at or with the Bank, if any, with such Borrower's or Portfolio's payments of interest, principal and other sums due, from time to time, under this Agreement, or due under such Borrower's or Portfolio's Note, and will thereafter notify the Borrower or Portfolio of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower or Portfolio to pay interest, principal or other sums as provided herein or in the Notes.


      1.04. Payments. Except as otherwise provided in this Agreement, all payments of interest, principal and any other sum payable hereunder and/or the Notes shall be made to the Bank at its Principal Office, in immediately available funds or by check. All payments received by the Bank after 11:00 a.m. Eastern time on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank hereunder shall be applied first to fees, charges, costs and expenses payable to the Bank under this Agreement, next to interest then accrued on account of the Loans and only thereafter to principal of the Loans. Interest payable under the Notes shall be computed on the basis of a 360-day year for the number of days actually elapsed.

      1.05. Payment on Non-Business Days. Whenever any payment to be made to the Bank hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

1.06. Net Payments. All payments to the Bank hereunder and/or in respect of the Notes shall be made without deduction, set-off or counterclaim, notwithstanding any claim which any Borrower or Portfolio may now or at any time hereafter have against the Bank.

      1.07.    Additional Amounts Payable.

               (a) If the adoption of or any change in any statute, rule, regulation, order or policy of any government authority or agency or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other government authority or agency made subsequent to the date hereof:

(i) shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan or change the basis of taxation of payments to the Bank in respect thereof (except for changes in the rate of tax on the overall net income of the Bank).

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds, by, any office of the Bank; or

(iii) shall impose on the Bank any other condition affecting the Credit Facility, this Agreement or any Loan;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, each Borrower or Portfolio whose Loans or access to Loans under the Credit Facility are affected by the foregoing shall promptly pay to the Bank, upon demand therefor by the Bank, such additional amount or amounts as will compensate the Bank for such increased cost or reduced amount receivable for all periods commencing 60 days after the Bank has provided notice thereof to the Borrowers.

               (b) If the Bank shall have determined that the adoption of or any change in any statute, rule, regulation, order or policy of any government authority or agency regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any governmental authority or agency made subsequent to the date hereof shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such adoption, change or compliance by an amount deemed by the Bank to be material, then from time to time, the Borrowers and the Portfolios shall promptly pay to the Bank, upon demand therefor by the Bank, such additional amount or amounts as will compensate the Bank for such reduction for all periods commencing 60 days after the Bank has provided notice thereof to the Borrowers and the Portfolios.

               (c) If the Bank claims any  additional  amounts  pursuant to this
Section 1.07, it shall promptly notify the Borrowers and the Portfolios of the event by reason of which it has become so entitled. A certificate of an authorized officer of the Bank as to any additional amounts payable pursuant to this subsection submitted by the Bank to the Borrowers and the Portfolios shall be conclusive in the absence of manifest error.

      1.08.    Source of Repayment; Payment of Fees and Other Charges.

(a) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Portfolio of a Borrower are separate and distinct from the assets and liabilities of each other Portfolio of such Borrower, and no Portfolio shall be liable hereunder or shall be charged for any debt, obligation, liability, fee, or expense hereunder arising out of or in connection with a transaction entered into hereunder by or on behalf of any other Portfolio.


               (b) Notwithstanding any other provision of this Agreement, each Borrower or Portfolio, as the case may be, shall be liable only for its portion of the commitment fee or any other fee or amount payable under this Agreement (including, without limitation, under Sections 1.07 and 6.09), and such Borrower or Portfolio shall not be liable for any portion of the commitment fee or such other fee or amount of any other Borrower or Portfolio hereunder. The Borrowers and Portfolios shall notify the Bank at least two Business Days in advance of a commitment fee or other payment date of the manner in which the fees or other amounts to be paid on such payment date are to be allocated among the Borrowers and Portfolios.


                                   ARTICLE II
                                   CONDITIONS

      2.01. Conditions to Closing. The obligation of the Bank to make the initial Loans to each Borrower and with respect to a Borrower composed of Portfolios, each Portfolio is subject to the satisfaction of all of the following conditions on or prior to the Closing Date:

               (a) Documents. The Bank shall have received this Agreement and the Notes duly executed and delivered by the Borrowers and, with respect to a Borrower composed of Portfolios, the Borrower on behalf of each Portfolio.

               (b) Warranties True; Covenants Performed. All warranties and representations of each Borrower or Portfolio in this Agreement shall be true and accurate on the date of the Closing as if then given, and each Borrower or Portfolio shall have performed or observed all of the terms, covenants, conditions and obligations under this Agreement which are required to be performed or observed by them on or prior to such date.

               (c) Closing Certificate. The Bank shall have received a certificate, dated as of the Closing Date and executed by or on behalf of the Co-Chief Executive Officer or Chief Accounting Officer of each Borrower or Portfolio, in form and content satisfactory to the Bank, stating the substance of Section 2.01(b).

               (d) Other Documents. The Bank shall have received all other documents and assurances required hereunder or which it may reasonably request in connection with the transactions contemplated by this Agreement, and such documents shall be certified, when appropriate, by the proper authorities or representatives of each Borrower or Portfolio, including without limitation the following, and all such documents and all proceedings to be taken in connection with such transactions shall be reasonably satisfactory in form and substance to the Bank and its counsel:

(i) Copies of all documents evidencing necessary corporate action or approvals, if any, with respect to this Agreement, the Notes and such other matters, including, without limitation, any required approvals of governmental authorities and other persons or entities.

(ii) A certificate, signed by the Co-Chief Executive Officer or Chief Accounting Officer of each Borrower or Portfolio, setting forth the names of the Co-Chief Executive Officers, Chief Accounting Officer and any other persons authorized to sign this Agreement, the Notes and any and all certificates, notices and reports referred to herein on behalf of such Borrower or Portfolio; such certificate shall state that the Bank may conclusively rely on the statements made therein until the Bank shall receive a further certificate of a Co-Chief Executive Officer or Chief Accounting Officer of such Borrower canceling or amending the prior certificate.

(iii) A copy of the Certificate of Incorporation or comparable instrument of each Borrower and all amendments thereto; a copy of the By-laws or comparable instrument of each Borrower and Portfolio, as amended to date; a copy of the prospectus and statement of additional information of each Borrower; as amended to date; and a certificate of legal existence and good standing for each Borrower issued as of a recent date by the appropriate public officials.

(iv) FR Forms U-1 executed by each Borrower or Portfolio and such other documents which, in the opinion of the Bank or its counsel, are required to be obtained in connection with the Loans under the Credit Facility by reason of the provisions of any law or regulation applicable to the Bank, and the statements made in such documents shall be such as, in the opinion of the Bank, will permit such Loans under the Credit Facility from the Bank in accordance with such laws and regulations.

     (e) No Adverse Change. There shall have occurred no material adverse change in the business, operations, properties, financial condition, or prospects of any Borrower or Portfolio.

     (f) Legal Opinion. All legal matters incident to this Agreement shall be reasonably satisfactory to the Bank's counsel, and the Bank shall have received at the Closing the legal opinion of counsel to the Borrowers and Portfolios in form and substance reasonably satisfactory to the Bank.

     (g) Borrowing Notice. Each Borrower or Portfolio requesting a Loan on the Closing Date shall have executed and delivered to the Bank a Borrowing Notice.

      2.02. Conditions of Making Loans. The obligation of the Bank to make any Loans to any Borrower or Portfolio subsequent to the Closing Date is subject to the satisfaction of the following conditions precedent on or before the date of each such subsequent advance (the "Borrowing Date"):

(a) Representations and Warranties. The representations and warranties of such Borrower or Portfolio in this Agreement and otherwise made by such Borrower or Portfolio in writing in connection with the transactions contemplated by this Agreement shall have been correct as of the date on which made and shall also be correct at and as of such Borrowing Date with the same effect as if made at and as of such time, except as may have been disclosed in writing to the Bank by such Borrower or Portfolio and to which the Bank has consented in writing and to the extent that the facts upon which such representations and warranties are based may in the ordinary course be changed by the transactions permitted or contemplated hereby.

               (b) Performance. Such Borrower or Portfolio shall have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or on such Borrowing Date, and on such Borrowing Date there shall exist no Event of Default or condition which would, with any or all the giving of notice or the lapse of time, result in an Event of Default upon consummation of the subsequent advance to be made on such Borrowing Date.

     (c) Borrowing Notice. Such Borrower or Portfolio shall have executed and delivered to the Bank a Borrowing Notice.


Each request by any Borrower or Portfolio for a Loan subsequent to the Closing Date shall constitute a certification by such Borrower or Portfolio that the conditions specified in this Section 2.02 will be duly satisfied on the date of the making of such Loan with respect to such Borrower or Portfolio.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      The Borrowers and Portfolios severally but not jointly represent and warrant as follows:


      3.01. Organization. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Other than as disclosed in Schedule A, each Borrower: (i) is duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except those jurisdictions where the failure to so qualify will not have a material adverse effect on such Borrower's business, prospects or financial condition; (ii) has all requisite power and authority to conduct its business as presently being conducted and as proposed to be conducted after the Closing and to own its properties now and after the Closing; and (iii) has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and its respective Note provided, however, that the Borrowers and Portfolios do not have the requisite authority to pledge all of their assets as may be required by the Bank pursuant to Section 4.01(g) of this Agreement..

3.02. Authority. The execution, delivery and performance by each Borrower and Portfolio of this Agreement and its respective Note: (i) have been duly authorized by all necessary corporate action; (ii) do not contravene any provision of such Borrower's Certificate of Incorporation or comparable instrument, or By-laws, prospectus, statement of additional information or comparable documents provided, however, that certain Borrowers and Portfolios are limited by investment limitations contained in their prospectuses or statements of additional information that limit their ability to pledge or otherwise grant a security interest in their assets; (iii) do not violate any provision of any law, rule or regulation or any judgment, determination or award provided, however, that the Borrowers and Portfolios are limited by law, rule or regulation that limit their ability to pledge or otherwise grant a security interest in their assets; (iv) do not and will not result in a breach or constitute a default (or constitute an event which with the passage of time or giving of notice or both could constitute an event of default) under any agreement to which such Borrower or Portfolio is a party or by which any of its properties are bound, including, without limitation, any indenture, loan or credit agreement, lease, debt instrument or mortgage; and (v) do not and will not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties of the Borrower or Portfolio except in accordance with the terms of this Agreement. No Borrower or Portfolio is in default under its Certificate of Incorporation or comparable instrument, or By-laws, prospectus, statement of additional information or comparable documents as now in effect, or any law, rule or regulation, order, writ, judgment, injunction, decree, determination, award or agreement referred to above, and no Borrower or Portfolio will be in any such default by virtue of the transactions to be entered into at the Closing, other than a default that will not have a material adverse effect on such Borrower's or Portfolio's operations, assets or financial condition.

      3.03. Approvals. No authorization, consent, approval, license or exemption of, or filing a registration with, any court or governmental department or commission, board, bureau, agency, instrumentality or other person or entity, domestic or foreign, is or will be necessary for the valid execution, delivery or performance by each Borrower or Portfolio of this Agreement and/or its respective Note other than filings which have already been made and consents or approvals which have already been received.

      3.04. Valid Obligations. This Agreement and the respective Notes have been duly executed and delivered by each Borrower and, with respect to a Borrower composed of Portfolios, each Portfolio and constitute legal, valid and binding obligations of such Borrower or Portfolio, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a court of equity or at law.

      3.05. Assets. Each Borrower and Portfolio has good and valid title in and to its respective assets, subject to no security interest, mortgage, pledge, lien, lease, encumbrance, charge, easement, restriction or encroachment except for Permitted Liens and for defects and claims which, in the aggregate, could not have a material adverse effect on the business, operations, properties, financial condition or prospects of such Borrower or Portfolio. Each Borrower's and Portfolio's principal place of business is maintained at its Principal Office at the location indicated in the preamble to this Agreement.

3.06. Claims. There are no actions, suits, proceedings or investigations pending or threatened against any Borrower or Portfolio before any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could prevent or hinder the consummation of the transactions contemplated hereby or call into question the validity of this Agreement, any of the Notes or any other document or instrument provided for or contemplated by this Agreement or any action taken or to be taken in connection with the transactions contemplated hereby or thereby, or which in any single case or in the aggregate might result in any material adverse change in the business, operations, properties, financial condition or prospects of such Borrower or Portfolio or any material impairment of the right or ability of such Borrower or Portfolio to carry on its operations as now conducted or proposed to be conducted after the Closing.


      3.07. Financial Statements. The Borrowers and Portfolios have previously delivered to the Bank the audited financial statements of each Borrower and Portfolio as of the end of its most recently completed fiscal year. All such financial statements were prepared in accordance with GAAP, and accurately reflect the financial condition of each such Borrower and Portfolio as of such date. No Borrower or Portfolio has any liability, contingent or otherwise, that could materially adversely affect its financial condition which is not reflected in the financial statements previously delivered by the Borrower or Portfolio to the Bank. Since the end of such Borrower's or Portfolio's most recently completed fiscal year, there has not been a material adverse change in the business, operations, property, financial condition or prospects of any Borrower or Portfolio.


      3.08. Taxes. Each Borrower and Portfolio has filed all federal, foreign, state, local and other tax returns, reports and estimates which are required to be filed and has paid all taxes, fees and other governmental charges shown on such returns, reports and estimates and on all assessments received by it, to the extent that such taxes have become due, except for any tax or assessment which is being contested by such Borrower or Portfolio in good faith and by appropriate proceedings and such Borrower or Portfolio has set aside on its books sufficient reserves with respect thereto. All of such tax returns are accurate and complete in all material respects. All other taxes and assessments of any nature with respect to which each Borrower or Portfolio is obligated and which have become due are being paid or adequate accruals have been set up therefor. There are in effect no waivers of applicable statutes of limitations for federal, state or local taxes for any period. No Borrower or Portfolio is delinquent in the payment of any tax, assessment or governmental charge and no Borrower or Portfolio has requested any extension of time within which to file any tax return, which return has not since been filed, and no deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and no Borrower or Portfolio knows of any material liability or basis therefor.

3.09. Investment Company. Each Borrower or Portfolio is duly registered as an investment company pursuant to the Investment Company Act of 1940, as amended (the "1940 Act") and is in compliance with all regulations, rules and orders issued or promulgated pursuant to the 1940 Act, other than such regulations, rules, and orders the non-compliance with which will not have a material adverse effect on such Borrower's or Portfolio's operations, assets or financial condition. Each Borrower and Portfolio is in compliance with its respective prospectus and the investment policies and other policies described therein, other than such investment policies, investment restrictions, other policies and other requirements the non-compliance with which will not have a material adverse effect on such Borrower's or Portfolio's operations, assets or financial condition.

     3.10. Margin Stock. Each Borrower and Portfolio has executed and delivered to the Bank an executed FR Form U-1 (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

      3.11. Representations Accurate. No representation or warranty made by any Borrower or Portfolio herein, in any Note or in any other agreement, document, instrument or certificate furnished from time to time in connection herewith or therewith contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein (taken as a whole in conjunction with all such documents) not misleading when made.

                                   ARTICLE IV
                                    COVENANTS

      4.01. Affirmative Covenants Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, each Borrower and, with respect to a Borrower composed of Portfolios, each Portfolio severally but not jointly covenant and agree that, so long as any Note, any Loan or any obligation of such Borrower or Portfolio to the Bank, in any capacity, remains unpaid:

               (a) Payments. Each Borrower or Portfolio shall duly and punctually make the payments required under this Agreement and its respective Note and shall perform and observe all of its other obligations under the foregoing documents, in each case within any applicable grace period or cure period provided for in Section 5.01 hereof.

               (b) Payment of Taxes and Trade Debt. Each Borrower or Portfolio will promptly pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profit or upon any property, real, personal or mixed, belonging to it; provided, however, that such Borrower or Portfolio shall not be required to pay any such tax, assessment, charge or levy if the same shall not at the time be due and payable or if the same can be paid thereafter without penalty or if the validity thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or Portfolio shall have made adequate provision on its books for the payment of such tax, assessment, charge or levy. Each Borrower or Portfolio will pay in a timely manner all of its trade payables.

               (c)    Maintain Rights.  Each Borrower or Portfolio shall:

 (i)   keep in full force and effect its corporate existence;

(ii)keep in full force and effect all material rights, registrations, licenses, leases and franchises reasonably necessary to the conduct of its business; provided that nothing in this Section 4.01(c)(ii) shall prevent the abandonment or termination of any right, registration, license, lease or franchise, if, in the reasonable opinion of the Board of Directors of the applicable Borrower or Portfolio, such abandonment or termination is in the best interest of such Borrower or Portfolio and not disadvantageous to the Bank;

                    (iii) duly observe and conform to all applicable material laws, statutes, regulations, decrees, judgments, orders, writs and other requirements of all governmental authorities in any way relating to it or the conduct of its business (including without limitation the 1940 Act and the regulations, rules and orders issued or promulgated thereunder), except where the failure to so comply could not have a material adverse affect on the business, operations, properties or financial condition or prospects of such Borrower or Portfolio; and

               (iv)   abide by the additional covenants set forth in Schedule A.


               (d) Books and Records. Each Borrower or Portfolio will (i) keep proper books of record and account in which entries therein are full, true and correct in all material respects in conformity with GAAP and all requirements of law and shall be made of all material dealings and transactions in relation to its business and activities, and (ii) permit representatives of the Bank to visit and inspect any of its properties and to examine and make abstracts from any of their books and records upon reasonable notice, at any reasonable time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial condition of such Borrower or Portfolio with its officers and employees and with their independent certified public accountants.

              (e) Compliance. Each Borrower or Portfolio will comply with its respective prospectus, statement of additional information and other comparable documents or instruments and all investment policies and other policies described therein, other than such investment policies, investment restrictions, other policies and other requirements the non-compliance with which will not have a material adverse effect on such Borrower's or Portfolio's operations, assets or financial condition.

     (f) Use of Proceeds. Each Borrower or Portfolio shall use the proceeds of each Loan solely for the purposes set forth in Section 1.01(f) hereof.

              (g) Security. Immediately upon the request of the Bank in accordance with Section 5.02(a) hereof, each Borrower or Portfolio shall execute and deliver to the Bank a pledge agreement or security agreement and all other documents, each in form and substance reasonably satisfactory to the Bank, granting to the Bank a security interest in all assets of such Borrower or Portfolio. In addition, such Borrower or Portfolio, at its expense, shall execute, file and record all such further instruments (including without limitation UCC-1 financing statements), and perform such other acts, as the Bank may reasonably determine are necessary or advisable to maintain the priority of the security interests in favor of the Bank created by the such documents on all property subject thereto.

4.02. Negative Covenants. Without limiting any other covenants and provisions hereof, each Borrower and, with respect to a Borrower composed of Portfolios, each Portfolio severally but not jointly covenant and agree that, so long as any Note or any Loan is outstanding or any obligation of such Borrower or Portfolio to the Bank, in any capacity, have not been fully performed:

               (a) Liens. No Borrower or Portfolio will create, incur, assume or suffer to exist any security interest, lien, mortgage, deed of trust, pledge, levy, attachment, claim or other charge or encumbrance of any nature whatsoever upon or with respect to any of its assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income from any of such assets ("Lien"), except for (1) Liens in favor of the Bank, (2) restrictions under applicable securities laws, and agreements (such as securities lending, stockholder voting or stock restriction agreements) entered into by such Borrower or Portfolio in the ordinary course of its business, (3) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and as to which reserves or other appropriate provisions required by GAAP are being maintained, (4) Liens as are necessary in connection with a secured letter of credit opened by such Borrower or Portfolio in connection with such Borrower's or Portfolio's directors' and officers' errors and omissions liability insurance policy, and (5) Liens in connection with the payment of initial and variation margin in connection with futures and options transactions and collateral arrangements with respect to options, futures contracts, options on futures contracts, forward contracts, swaps, caps, collars, floors, when-issued or delayed delivery securities or other authorized investments ("Permitted Liens").

               (b) Transfers. No Borrower or Portfolio shall sell, lease, transfer or otherwise dispose of any of its assets, provided that such Borrower or Portfolio may from time to time sell, lend or distribute its assets in the ordinary course of such Borrower's or Portfolio's business absent the prior written consent of the Bank.

               (c) Mergers. No Borrower or Portfolio will enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), without the prior written consent of the Bank, which shall not be unreasonably withheld, other than a merger or consolidation with another person in accordance with 17 C.F.R. Section 270.17a-8 if (1) such merger or consolidation complies in all respects with the requirements of 17 C.F.R. Section 270.17a-8 and all rules promulgated in connection therewith, and (2) the surviving entity assumes all of the obligations to the Bank of the merging or consolidating Borrower(s) or Portfolio(s).

               (d)  Indebtedness.  No  Borrower  or  Portfolio  will  incur  any additional Indebtedness, except for (1) Indebtedness to the Bank, (2) pursuant to such Borrower's or Portfolio's securities lending activities conducted in the ordinary course of its business and (3) reverse repurchase transactions entered into in the ordinary course of its business in an amount not exceeding that permitted by such Borrower's or Portfolio's investment policies and restrictions.

               (e) Bankruptcy. No Borrower or Portfolio will petition for relief under the United States Bankruptcy Code or institute any similar bankruptcy, insolvency, or receivership proceedings under any other federal or state law.



               (f) No Amendment. No Borrower or Portfolio shall amend in any material respect its respective registration statement, prospectus or investment or other policies described therein if such amendment would materially and adversely affect the Bank's rights under this Agreement or the respective Notes without the prior written consent of the Bank, which shall not be unreasonably withheld.

               (g) No Change. No Borrower or Portfolio shall change or replace its investment adviser, administrator, distributor or sponsor, without the prior written consent of the Bank, which shall not be unreasonably withheld. No Borrower or Portfolio shall change or replace its custodian without the prior written consent of the Bank.


      4.03. Reporting Requirements. So long as any Loan or any Note shall be outstanding or any other obligation of each Borrower, or with respect to a Borrower composed of Portfolios, each Portfolio to the Bank, in any capacity, shall remain unpaid, such Borrower or Portfolio shall:


               (a)    Financial Reports.  Furnish to the Bank:

     (i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of such Borrower or Portfolio, a copy of the audited statement of assets and liabilities of such Borrower or Portfolio as at the end of such fiscal year and the related audited statements of operations and cash flows for such fiscal year, in each case setting forth in comparative form the figures for the previous year, reported on by independent certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Bank, without a "going concern" or similar qualification or exception or qualification as to the scope of the audit, together with any letter from the management of such Borrower or Portfolio prepared in connection with such Borrower's or Portfolio's annual audit report; and

     (ii) as soon as available, but in any event within thirty (30) days after the end of the first six months of each fiscal year of such Borrower or Portfolio, copies of the unaudited statement of assets and liabilities of such Borrower or Portfolio as at the end of such six-month period, together with the related unaudited statement of operations for the portion of the fiscal year of such Borrower or Portfolio through such six-month period, in each case certified by the Chief Accounting Officer of such Borrower or Portfolio as presenting fairly the financial condition and results of operations of such Borrower or Portfolio, in conformity with GAAP (subject to normal year-end audit adjustments and to the fact that such financial statements may be condensed and may not include footnotes);

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and, except as provided in (ii) above, in conformity with GAAP applied consistently throughout the periods reflected therein.

              (b)    Other Financial Reports.  Furnish to the Bank:






    (i) concurrently with the delivery of each set of the financial statements referred to above, a certificate of the Chief Accounting Officer of such Borrower or Portfolio stating that, to the best of such person's knowledge, during the period covered by such set of financial statements the Borrower or Portfolio has observed or performed in all respects all of its covenants and agreements contained in this Agreement and its respective Note to be observed, performed or satisfied by it, and that such person has obtained no knowledge of any default or Event of Default (except as specified in such certificate);

     (ii) promptly after the same are sent, copies of all other financial statements of such Borrower or Portfolio, if any, which it sends to its stockholders;
                    (iii) within thirty (30) days of the end of each quarter, a schedule of such Borrower's or Portfolio's investment assets stating the cost and fair market value of all such investments;

     (iv) promptly, such additional financial and other information as the Bank may from time to time reasonably request; and

     (v) as soon as available, a copy of each other report submitted to such Borrower or Portfolio by its certified public accountants in connection with any annual, interim or special audit made by them of the books of such Borrower or Portfolio.

     (c) Notices. Give notice to the Bank, within five days of knowledge thereof, of: (i) the occurrence of any Event of Default under this Agreement;
(ii) any default or event of default under any other contractual obligations of such Borrower or Portfolio which, if not paid or remedied by such Borrower or Portfolio or waived by the obligee thereon, could result in liability to such Borrower or Portfolio in excess of $500,000 in any single instance or $1,000,000 in the aggregate;

                    (iii) any pending or threatened litigation, investigation or proceeding of which such Borrower or Portfolio has received written notice which may exist at any time between such Borrower or Portfolio and any other party (including without limitation any governmental authority) which may have a material adverse effect on the business, operations, property or financial condition of such Borrower or Portfolio, or any material adverse development in previously disclosed litigation, and such Borrower or Portfolio shall furnish the Bank with copies of all legal process served upon such Borrower or Portfolio;

     (iv) a material adverse change in the business, operations, properties, financial condition or prospects of such Borrower or Portfolio; and

     (v)  the   revocation,   expiration  or  loss  of  any  material   license,
registration, permit or other governmental authorization of such Borrower or Portfolio;






each notice pursuant to paragraphs (i) through (v) of this Section 4.03(c)to be accompanied by a statement of the Chief Accounting Officer of such Borrower or Portfolio setting forth details of the occurrence referred to therein and stating what action, if any, such Borrower or Portfolio proposes to take with respect thereto.

                                    ARTICLE V
                           EVENTS OF DEFAULT; REMEDIES


      5.01. Events of Default. The occurrence of each of the following shall constitute an Event of Default with respect to a Borrower or, with respect to a Borrower composed of Portfolios, a Portfolio under this Agreement and under the
Notes:


               (a) Failure to Make Payment. Such Borrower or Portfolio shall fail to make any payment of principal or interest on its respective Note, any payment of the commitment fee hereunder or any other obligation in respect hereof or thereof on or before the date when due; provided that any failure to make any payment of interest on its respective Note shall not constitute an Event of Default under this Agreement until such failure shall have continued uncured for five (5) days.

               (b) Representations and Warranties. Any representation or warranty made by such Borrower or Portfolio in this Agreement, in any Note, or in any certificate or writing in connection with this Agreement shall prove to have been incorrect in any material respect when made, or any information furnished in writing by such Borrower or Portfolio to the Bank, whether in this Agreement or in any certificate or other writing required or contemplated by this Agreement or by any of the Notes, shall prove to be untrue in any material respect on the date on which it is or was given.

               (c) Covenants. Such Borrower or Portfolio shall fail to perform or observe any covenant or condition contained or referred to in this Agreement, and such failure shall continue uncured for ten days after the Bank has provided written notice thereof to such Borrower or Portfolio.

               (d) Other Defaults. Any default shall exist and remain unwaived or uncured with respect to other Indebtedness of such Borrower or Portfolio which permits the acceleration of the maturity of any such Indebtedness in an amount in excess of $500,000.

               (e) Liens. Any lien, security interest, levy or assessment (other than a Permitted Lien) is filed, recorded or perfected with respect to any material part of the assets of such Borrower or Portfolio and is not released, canceled, revoked, removed, repealed or otherwise terminated within thirty (30) days after such filing or recording.

               (f) Seizure of Assets. Any substantial part of the assets or other property of such Borrower or Portfolio comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

               (g) Judgments. Any judgment, order or writ in excess of $500,000 is rendered or entered against such Borrower or Portfolio or property of such Borrower or Portfolio and not paid, satisfied or otherwise discharged within sixty (60) days of the date such judgment, order or writ becomes final and non-appealable.

               (h) Insolvency. Such Borrower or Portfolio shall be generally unable to pay its debts as they become due; the dissolution, termination of existence, cessation of normal business operations or insolvency of such Borrower or Portfolio; the appointment of a receiver of any part of the property of, legal or equitable assignment, conveyance or transfer of property for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against, such Borrower or Portfolio.

      5.02. Remedies. Upon the occurrence of any Event of Default with respect to any Borrower or Portfolio and at any time thereafter so long as the Event of Default continues, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies with respect to such Borrower or Portfolio (all of which shall be cumulative):

               (a) Require the defaulting Borrower or Portfolio to provide to the Bank collateral security for the performance of its obligations to the Bank, in form, substance and amount satisfactory to the Bank in its sole discretion.

               (b) Declare the entire unpaid principal amount of the respective Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Indebtedness of the defaulting Borrower or Portfolio to the Bank, forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by each Borrower or Portfolio.

               (c) Terminate the Credit Facility established by this Agreement with respect to the defaulting Borrower or Portfolio.

               (d) Enforce the provisions of this Agreement and any Note or Notes by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy, and the Bank may recover damages caused by any breach by the defaulting Borrower or Portfolio from such Borrower or Portfolio of the provisions of this Agreement and any Note or Notes, including court costs, reasonable attorneys' fees and other costs and expenses incurred in the enforcement of the obligations of that Borrower or Portfolio hereunder.

               (e) Exercise all rights and remedies hereunder, under the Notes and under any other agreement with such Borrower or Portfolio; and exercise all other rights and remedies which the Bank may have under applicable law.

      5.03. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any rights, after the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the defaulting Borrower or Portfolio or to any other person or entity, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special), securities and other property and any other Indebtedness at any time in the possession of, or held or owing by, the Bank to or for the credit or the account of such Borrower or Portfolio against and on account of the obligations and liabilities of the defaulting Borrower or Portfolio to the Bank under this Agreement or otherwise, without regard for the availability or adequacy of other collateral. The defaulting Borrower or Portfolio agrees to grant to the Bank, upon its request therefor after the occurrence of any Event of Default, a security interest in and to all deposits and all securities or other property of such Borrower or Portfolio in the possession of the Bank from time to time, to secure the prompt and full payment and performance of any and all obligations of such Borrower or Portfolio to the Bank.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.01. Right to Cure. In the event that any Borrower or Portfolio shall fail to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event that any Borrower or Portfolio shall fail to pay or comply with any other obligation hereunder, the Bank may, but shall not be required to, pay, satisfy, perform, discharge or bond the same for the account of such Borrower or Portfolio, and all moneys so paid by the Bank shall be payable on demand and shall bear interest at the lesser of (i) a floating rate per annum equal to five percent (5%) plus the Federal Funds Rate, with a change in such rate of interest to become effective on the same day on which any change in the Federal Funds Rate is effective, or (ii) the maximum rate permitted by the applicable law.

      6.02. Waivers. This Agreement and the Notes may not be changed, waived, discharged or terminated orally. The performance or observance by the Bank, on the one hand, or any Borrower or Portfolio, on the other hand, of any term of this Agreement or any of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the prior written consent of the Borrower or Portfolio, on the one hand, or the Bank, on the other hand.

      6.03. Delays. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any partial exercise or waiver of any privilege or right hereunder preclude any further exercise of such privilege or right or the exercise of any other right, power or privilege. The rights and remedies expressed in this Agreement and in the Notes are cumulative and not exclusive of any right or remedy which any party hereto may otherwise have.

6.04. Notices. Any notices, consents or other communications to be given under this Agreement or under the Notes shall be in writing and shall be deemed given when mailed to therespective parties by overnight courier or by registered mail addressed, in the case of each Borrower or Portfolio, to Bull & Bear Funds, attention of the Co-President, at the address set forth on the first page of this Agreement, with a copy to the Chief Accounting Officer at the same address, and in the case of the Bank to the Bank, attention of David F. Flynn, Managing Director, at 89 South Street, Boston, MA 02111, with a copy to Mark D. Smith at Testa, Hurwitz & Thibeault, 125 High Street, High Street Tower, Boston, MA 02110 or to such other addresses as either party may from time to time designate for that purpose.

     6.05. Captions. Section headings and defined terms in this Agreement are included for convenience only and are not intended to modify or define any term or provision of any such instrument.

      6.06. Jurisdiction. The Borrowers and Portfolios accept for themselves and in conjunction with their properties, unconditionally, the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind, including agreements waiving the right to a trial by jury, against them, which arises out of or by reason of this Agreement.

     6.07. Execution. This Agreement may be signed in any number of counterparts, which together will be one and the same instrument. This Agreement shall become effective whenever each party shall have signed at least one such counterpart.

     6.08. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws or choice of law provisions thereof) and for all purposes shall be construed in accordance with the laws of such Commonwealth.

      6.09. Fees. Whether or not any funds are disbursed hereunder, the Borrowers and Portfolios shall pay all of the Bank's reasonable costs and expenses in connection with the preparation, execution, delivery, review, and enforcement of this Agreement and the Notes, and in connection with any subsequent amendments thereto or waivers thereof, including reasonable legal fees and disbursements, provided, however, that the amount of such legal fees through the Closing Date shall not exceed $7,500.


      6.10. Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that the rights and obligations under this Agreement and under any of the Notes may not be assigned by any Borrower or Portfolio without the written consent of the Bank or by the Bank without the written consent of each Borrower and Portfolio (other than assignments by the Bank to entities meeting the definition of "bank" in Section 2(a)(5) of the 1940 Act where written notice of such assignment has been provided to each Borrower and Portfolio prior to or contemporaneous with such assignment).


6.11. Severability. In the event that any provision of this Agreement or the application hereof to any person, entity property or circumstances shall be held to any extent to be invalid orunenforceable, the remainder of this Agreement, and the application of such provision to persons, entities, properties or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

6.12.Under Seal.  This Agreement shall be deemed to be an instrument under seal.

                                   ARTICLE VII
                                   Definitions

7.01.Definitions. For purposes of this Agreement and of the Notes, the following additional definitions shall apply:

               "Aggregate Eligible Loan Amount" shall mean the total of all Eligible Loan Amounts.

               "Borrowing Notice" shall mean a written notice from any Borrower or Portfolio to the Bank substantially in the form of Exhibit B-1 or Exhibit B-2 attached hereto.

               "Business Day" shall mean any day which is not a Saturday, a Sunday or a public holiday under the laws of the United States of America or the Commonwealth of Massachusetts applicable to banks or banking associations.


               "Closing" shall mean a closing held at 10:00 A.M., in the offices of Testa, Hurwitz & Thibeault, High Street Tower, 125 High Street, Boston, Massachusetts 02110, on April 3, 1996, or such other date, time and place as the parties hereto mutually agree.


       "Closing Date" shall mean the date on which the Closing shall occur.

      "Credit Facility" shall have the meaning specified in the preamble to this Agreement.

               "Eligible Loan Amount" shall mean the lesser of (i) $9,500,000 or
(ii) 33% of the net assets of the applicable Borrower or Portfolio.

     "Event of Default" shall have the meaning specified in Section 5.01 hereof.

               "Federal Funds Rate" shall mean the prevailing target Federal Funds rate established by the Board of Governors or the Open Market Committee of the Federal Reserve System for loans in the domestic U.S. overnight bank funds market. For any day on which such target Federal Funds rate has not been established or cannot be determined, then "Federal Funds Rate" shall mean the Federal Funds Effective Rate for such day displayed on Bloomberg screen FEDL at index:HP.







               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

               "Indebtedness" shall mean with respect to any Borrower or Portfolio (i) all indebtedness or other obligations of such Borrower or Portfolio for borrowed money, other than for trade accounts payable incurred in the ordinary course of such Borrower's or Portfolio's businesses; and (ii) all lease obligations of the Borrower or Portfolio which are required, in accordance with GAAP, to be capitalized on the books of the lessee.

               "Loan" shall mean a loan made by the Bank to any Borrower or Portfolio pursuant to Section 1.01(a) of this Agreement.

               "1940 Act" shall have the meaning given that term in Section 3.09 hereof.

               "Note" or "Notes" shall mean the promissory note of each respective Borrower or Portfolio substantially in the form of Exhibit A-1 or Exhibit A-2 attached hereto.

               "Permitted  Liens"  shall  have the  meaning  given  that term in
Section 4.02 hereof.

               "Portfolio" means each series or class of shares of a Borrower that constitutes a series under the 1940 Act, which such Borrower has previously identified to the Bank as a Portfolio in a certificate substantially in the form of Exhibit C hereto.

               "Principal Office" shall mean, for the Borrowers and Portfolios, the office at the location set forth in the preamble to this Agreement, and for the Bank, the office located at 89 South Street, Boston, MA 02111.

               "Termination  Date" shall mean the earlier of (i) March 31, 1997,
(ii) such date on which the Borrowers and Portfolios terminate the Credit Facility pursuant to Section 1.01(g) hereof or (iii) such date on which the Bank terminates the Credit Facility pursuant to Section 1.01(g) or Section 5.02 hereof. The Bank may, in its sole and absolute discretion and with the consent of the Borrowers and Portfolios, extend the Termination Date for successive one-year periods, but no term or provision hereof shall be deemed to create any implication that the Bank will or is required to extend the Termination Date.

      7.02. Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     7.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistently applied on the basis used by the Borrowers in prior years.
                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]







      IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Credit Agreement to be executed by their duly authorized officers as of the date first above written.

                                            INVESTORS BANK & TRUST COMPANY



                                            By:______________________________
                                                     David F. Flynn
                                                     Managing Director


                            BULL & BEAR FUNDS I, INC.


                                            By:________________________________
                                                              Name:
                                                              Title:


                           BULL & BEAR FUNDS II, INC.


                                            By:________________________________
                                                              Name:
                                                              Title:


                                            BULL & BEAR GOLD INVESTORS LTD.


                                            By:________________________________
                                                              Name:
                                                              Title:


                                         BULL & BEAR MUNICIPAL SECURITIES, INC.


                                            By:________________________________
                                                              Name:
                                                              Title:








                                         BULL & BEAR SPECIAL EQUITIES FUND, INC.


                                            By:________________________________
                                                              Name:
                                                              Title:


                                            MIDAS FUND, INC.


                                            By:________________________________
                                                              Name:
                                                              Title:






NOTE

$  9,500,000.00                                                    April 3, 1996

For value received, the undersigned, Midas Fund, Inc., a Maryland corporation (the "Borrower"), hereby promises to pay Investors Bank & Trust Company (the "Bank"), at its principal office at 89 South Street, Boston, MA 02111 or at such other place as may be designated from time to time in writing by the Bank, the principal sum of Nine Million Five Hundred Thousand dollars ($ 9,500,000.00), or such lesser amount as may be from time to time outstanding, together with interest in arrears from and including the date hereof on the unpaid principal balance hereunder, computed daily, at the Federal Funds Rate as defined in the Credit Agreement as hereinafter defined (the "Federal Funds Rate"), such rate of interest to change with and as of each change in the Federal Funds Rate, payable as set forth below. At the option of the Bank and to the extent permitted by applicable law, the rate of interest on any unpaid principal or interest not paid when due and payable hereunder shall be five percent (5%) per annum above the Federal Funds Rate. Interest shall be calculated on the basis of actual number of days elapsed and a year of 360 days. Notwithstanding any other provision of this Note, the Bank does not intend to charge and the Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Borrower or credited to reduce principal hereunder. All payments received by the Bank hereunder will be applied first to costs of collection and fees, if any, then to interest and the balance to principal. Principal and interest shall be payable in lawful money of the United States of America.

Principal shall be paid in accordance with Section 1.01(c) of the Credit Agreement. Interest shall be paid monthly in arrears commencing on May 1, 1996, and continuing on the first Business Day (as defined in the Credit Agreement) of each successive month thereafter with a final payment of all unpaid interest at the time of payment of the principal. If any day on which a payment is due pursuant to the terms of this Note is not a Business Day, such payment shall be due on the next Business Day following.

This Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.

This Note is entitled to the benefits of a Credit Agreement (the "Credit Agreement") by and among the Borrower on behalf of the Portfolio, the other Borrowers and Portfolios identified therein and the Bank of even date herewith. Upon the occurrence of any Event of Default (as defined in the Credit Agreement) by or with respect to the Borrower, the Bank may declare any or all obligations or liabilities of the Borrower on behalf of the Portfolio to the Bank (including the unpaid principal hereunder and any interest due thereon) immediately due and payable without presentment, demand, protest or notice.

In accordance with Section 5.03 of the Credit Agreement, after the occurrence of an Event of Default, the Bank may set off or apply any deposits, securities or other assets at any time held, credited by or due from the Bank to or for the Borrower against this Note and any other liability now existing or hereafter arising of the Borrower to the Bank.

If this Note is not paid in accordance with its terms, the Borrower shall pay to the Bank, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys' fees, court costs and other costs for the enforcement of payment of this Note.







No waiver of any obligation of the Borrower under this Note shall be effective unless it is in a writing signed by the Bank. A waiver by the Bank of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or if mailed to the party to whom notice is to be given, by registered mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth in the Credit Agreement, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

This Note is delivered in and shall be enforceable in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws or choice of law provision thereof), and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

The Borrower hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof or of the Credit Agreement.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

                                            BORROWER:

                                            MIDAS FUND, INC.



                                            By:      __________________________
                                                              Name:
                                                              Title:

                                    ATTESTED:


                                                     By:      ________________
                                                              Name:
                                                              Title:








EXHIBIT A-2

                                      NOTE


$                                                                 April 3, 1996

      For value received, the undersigned, , a Maryland corporation (the "Borrower"), on behalf of the Portfolio designated below ("Portfolio"), hereby promises to pay Investors Bank & Trust Company (the "Bank"), at its principal office at 89 South Street, Boston, MA 02111 or at such other place as may be designated from time to time in writing by the Bank, the principal sum ($
              ), or such lesser amount as may be from time to time outstanding, together with interest in arrears from and including the date hereof on the unpaid principal balance hereunder, computed daily, at the Federal Funds Rate as defined in the Credit Agreement as hereinafter defined (the "Federal Funds
Rate"), such rate of interest to change with and as of each change in the Federal Funds Rate, payable as set forth below. At the option of the Bank and to the extent permitted by applicable law, the rate of interest on any unpaid principal or interest not paid when due and payable hereunder shall be five percent (5%) per annum above the Federal Funds Rate. Interest shall be calculated on the basis of actual number of days elapsed and a year of 360 days. Notwithstanding any other provision of this Note, the Bank does not intend to charge and the Borrower on behalf of the Portfolio shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Borrower on behalf of the Portfolio or credited to reduce principal hereunder. All payments received by the Bank hereunder will be applied first to costs of collection and fees, if any, then to interest and the balance to principal. Principal and interest shall be payable in lawful money of the United States of America.

      Principal shall be paid in accordance with Section 1.01(c) of the Credit Agreement. Interest shall be paid monthly in arrears commencing on May 1, 1996, and continuing on the first Business Day (as defined in the Credit Agreement) of each successive month thereafter with a final payment of all unpaid interest at the time of payment of the principal. If any day on which a payment is due pursuant to the terms of this Note is not a Business Day, such payment shall be due on the next Business Day following.


      This Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.


      This Note is entitled to the benefits of a Credit Agreement (the "Credit Agreement") by and among the Borrower on behalf of the Portfolio, the other Borrowers and Portfolios identified therein and the Bank of even date herewith. Upon the occurrence of any Event of Default (as defined in the Credit Agreement) by or with respect to the Borrower on behalf of the Portfolio the Bank may declare any or all obligations or liabilities of the Borrower on behalf of the Portfolio to the Bank (including the unpaid principal hereunder and any interest due thereon) immediately due and payable without presentment, demand, protest or notice.

      In accordance with Section 5.03 of the Credit Agreement, after the occurrence of an Event of Default, the Bank may set off or apply any deposits, securities or other assets at any time held, credited by or due from the Bank to or for the Borrower on behalf of the Portfolio against this Note and any other liability now existing or hereafter arising of the Borrower on behalf of the Portfolio to the Bank.

      If this Note is not paid in accordance with its terms, the Borrower on behalf of the Portfolio shall pay to the Bank, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys' fees, court costs and other costs for the enforcement of payment of this Note.

      No waiver of any obligation of the Borrower on behalf of the Portfolio under this Note shall be effective unless it is in a writing signed by the Bank. A waiver by the Bank of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.


      Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or if mailed to the party to whom notice is to be given, by registered mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth in the Credit Agreement, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

      This Note is delivered in and shall be enforceable in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws or choice of law provision thereof), and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.


      The Borrower on behalf of the Portfolio hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof or of the Credit Agreement.


      In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

                                            BORROWER:


                                            on behalf of


                                            -----------------------------------
                               (Name of Portfolio)


                                            By:      __________________________
                                                              Name:
                                                              Title:

                                    ATTESTED:


                                                     By:_______________________
                                                              Name:
                                                              Title:








EXHIBIT B-1

                                BORROWING NOTICE



     ___________________________ (the "Borrower") hereby certifies as follows:

     This Borrowing Notice is furnished to Investors Bank & Trust Company (the "Bank") pursuant to the Credit Agreement dated as of April 3, 1996 by and among the Bank, the Borrower and the other Borrowers and Portfolios party thereto (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Borrowing Notice have the meanings given them in the Credit Agreement.

     The following information is correct as of the close of business on _____________________________, 199__:

1.       Maximum availability of all Borrowers and Portfolios:         $________
         (Lesser of (a) $20,000,000 or (b) Aggregate
         Eligible Loan Amounts of all Borrowers and Portfolios)

2.       Loans outstanding to all Borrowers and Portfolios:            $________

3.       Current availability of all Borrowers and Portfolios:         $________
         (Line 1 minus Line 2)

4.       Net assets of the Borrower:                                   $________

5.       Eligible Loan Amount of the Borrower:                         $________
         (Lesser of (a) $9,500,000 or
         (b) 33% of Line 4)

6.       Loans outstanding to the Borrower:                           $________

7.       Current availability of the Borrower:                         $_______
         (Line 5 minus Line 6)

8.       Loan requested by the Borrower:                               $_______
         (Cannot be larger than either
         Line 3 or Line 7)

         The conditions contained or referred to Sections 2.02(a) and (b) of the Credit Agreement with respect to the undersigned Borrower have been satisfied on and as of the date of this Borrowing Notice.







EXHIBIT B-2


                                BORROWING NOTICE



      ___________________________ (the "Borrower") hereby certifies as follows:

         This Borrowing Notice is furnished to Investors Bank & Trust Company (the "Bank") pursuant to the Credit Agreement dated as of April 3, 1996 by and among the Bank, the Borrower on behalf of the Portfolio designated below and the other Borrowers and Portfolios party thereto (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Borrowing Notice have the meanings given them in the Credit Agreement.


         The following information is correct as of the close of business on _____________________________, 199__:


1.       Maximum availability of all Borrowers and Portfolios:     $___________
         (Lesser of (a) $20,000,000 or (b) Aggregate
         Eligible Loan Amounts of all Borrowers and Portfolios)

2.       Loans outstanding to all Borrowers and Portfolios:        $___________

3.       Current availability of all Borrowers and Portfolios:     $___________

         (Line 1 minus Line 2)


4.       Net assets of the Portfolio:                               $__________

5.       Eligible Loan Amount of the         Portfolio:             $___________
         (Lesser of (a) $9,500,000 or
         (b) 33% of Line 4)

6.       Loans outstanding to the Portfolio:                       $___________

7.       Current availability of the Portfolio:                    $___________

         (Line 5 minus Line 6)


8.       Loan requested by the Portfolio:                           $___________
         (Cannot be larger than either

         Line 3 or Line 7)


         The conditions contained or referred to Sections 2.02(a) and (b) of the Credit Agreement with respect to the undersigned Borrower on behalf of the Portfolio designated below have been satisfied on and as of the date of this Borrowing Notice.








         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this __________ day of _________________________, 199____.


                                            BORROWER

                                            -----------------------
                               (Name of Borrower)
                                  on behalf of

                                            -----------------------
                               (Name of Portfolio)


                                            By:      __________________________
                                      Name:
                                     Title:









EXHIBIT C

                            DESIGNATION OF PORTFOLIOS

                                  April 3, 1996


                Any of the following designated Portfolios of Bull & Bear

Funds I, Inc. (the "Borrower") may hereafter utilize the proceeds of the Loans made to the Borrower under the Credit Agreement dated as of April 3, 1996:



                                        Bull & Bear Quality Growth Fund

                                        Bull & Bear U.S. and Overseas Fund


                          IN WITNESS WHEREOF, the undersigned has caused this
notice to be executed by its officer duly authorized as of the date written above.


Bull & Bear Funds I,
Inc.


By:
----------------------------

Name:
--------------------------

Title:
---------------------------







                                                                      EXHIBIT C


                            DESIGNATION OF PORTFOLIOS

                                  April 3, 1996

                    Any of the following designated Portfolios of Bull & Bear Funds II, Inc. (the "Borrower") may hereafter utilize the proceeds of the Loans made to the Borrower under the Credit Agreement dated as of April 3, 1996:


                                            Bull & Bear Global Income Fund

                                            Bull & Bear U.S. Government
Securities Fund


                 IN WITNESS WHEREOF, the undersigned has caused this notice to be executed by its officer duly authorized as of the date written above.

Bull & Bear Funds II,
Inc.


By:
----------------------------
Name:
--------------------------

Title:
---------------------------







                                                                      EXHIBIT C


                            DESIGNATION OF PORTFOLIOS

                                  April 3, 1996

                          The following designated Portfolio of Bull & Bear

     Municipal Securities, Inc. (the "Borrower") may hereafter utilize the proceeds of the Loans made to the Borrower under the Credit Agreement dated as of April 3, 1996:


                                          Bull & Bear Municipal Income Fund


                     IN WITNESS WHEREOF, the undersigned has caused this notice to be executed by its officer duly authorized as of the date written above.


                                                                    Bull & Bear
Municipal Securities, Inc.

 By:
----------------------------

Name:
--------------------------
 Title:
---------------------------